Exhibit (d)(1)(3)

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 dated as of October 1, 2022 (“Amendment No. 2”), to the Amended and Restated Investment Advisory Agreement dated July 16, 2020 (“Agreement”) between EQ Premier VIP Trust, a Delaware statutory trust (the “Trust”) and Equitable Investment Management Group, LLC, a limited liability company organized in the State of Delaware (“EIM” or “Adviser”).

WHEREAS, the Trust and EIM desire to update the Agreement to modify the compensation paid to the Adviser with respect to the Classic Allocation Portfolios;

NOW THEREFORE, the Trust and EIM agree to modify and amend the Agreement as follows:

Appendix B. Appendix B to the Agreement, which sets forth the fees payable to EIM with respect to each Portfolio, is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

EQ PREMIER VIP TRUST		EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Kenneth Kozlowski
	Brian Walsh		Kenneth Kozlowski
	Chief Financial Officer and		Director, Executive Vice President and Chief
	Treasurer		Investment Officer

APPENDIX A

TO AMENDMENT NO. 2

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Portfolios

EQ/Aggressive Allocation Portfolio

EQ/Conservative Allocation Portfolio

EQ/Conservative-Plus Allocation Portfolio

EQ/Core Plus Bond Portfolio

EQ/Moderate Allocation Portfolio

EQ/Moderate-Plus Allocation Portfolio

Target 2015 Allocation Portfolio

Target 2025 Allocation Portfolio

Target 2035 Allocation Portfolio

Target 2045 Allocation Portfolio

Target 2055 Allocation Portfolio

APPENDIX B

AMENDMENT NO. 2

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

(as percentage of daily net assets)
Classic Allocation Portfolios	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $4 Billion	Next $3 Billion	Thereafter
EQ/Aggressive Allocation Portfolio	0.100%	0.0925%	0.0900%	0.0875%	0.0825%	0.0800%
EQ/Conservative Allocation Portfolio	0.100%	0.0925%	0.0900%	0.0875%	0.0825%	0.0800%
EQ/Conservative-Plus Allocation Portfolio	0.100%	0.0925%	0.0900%	0.0875%	0.0825%	0.0800%
EQ/Moderate Allocation Portfolio	0.100%	0.0925%	0.0900%	0.0875%	0.0825%	0.0800%
EQ/Moderate-Plus Allocation Portfolio	0.100%	0.0925%	0.0900%	0.0875%	0.0825%	0.0800%

(as a percentage of average daily net assets)
	First $750 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
EQ/Core PLUS Bond Portfolio	0.600%	0.580%	0.560%	0.540%	0.530%

(as percentage of daily net assets)
Target Date Portfolios
Target 2015 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2025 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2035 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2045 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets
Target 2055 Allocation Portfolio	0.10% of the Portfolio’s average daily net assets